EXHIBIT 10.1

CRT PROPERTIES, INC.

Summary of Director Compensation — Effective June 1, 2005
(as approved by the Board of Directors on February 17, 2005)

ITEM	FORMER		NEW*
New Director Grant	-0-		$25,000 Restricted Units (1)

Annual Cash Retainer	$25,000		$15,000

Annual Director Grant	-0-		$15,000 Units

Board Meetings	$2,000		Quarterly
			$2,000 in person
			$1,000 telephonic conference
			$500 special telephonic meeting

Committee Meetings(2)
Chair	$500		$1,000
Members	$500		$500

Annual Cash Retainer
Chairman	$65,000	(3)	$12,000(4)
Audit Chair	$6,000		$10,000
Compensation Chair	$4,000		$7,500
Finance Chair	$4,000		$7,500
Governance Chair	$4,000		$7,500

*	All fees are paid quarterly and Directors may elect to receive deferred stock units to be settled in shares of common stock upon the person’s retirement from the Board of Directors in lieu of cash fees.

(1)	Vests pro rata over three (3) years. Units not available till retirement from Board.

(2)	Whether or not held on day of Board of Directors Meeting. Only committee members receive fees.

(3)	The Chairman of the Board, Victor A. Hughes, Jr., also maintained an office at the Company’s Baymeadows Center property in Jacksonville, Florida, and the Company paid the full cost of an executive assistant ($70,290 in 2004). Effective June 1, 2005, Chairman benefits will be solely as set forth above.

(4)	Mr. Hughes will continue to receive retirement benefits from the Company in the amount of $142,000 per year as well as health insurance coverage. Both of these benefits were earned while Mr. Hughes served as an executive officer of the Company.